Exhibit 99.1

RETAIL PROPERTIES OF AMERICA, INC. REPORTS
SECOND QUARTER AND YEAR TO DATE 2020 RESULTS
Oak Brook, IL – August 4, 2020 – Retail Properties of America, Inc. (NYSE: RPAI) (the “Company”) today reported financial and operating results for the quarter and six months ended June 30, 2020.
FINANCIAL RESULTS
For the quarter ended June 30, 2020, the Company reported:
▪Net loss attributable to common shareholders of $(7.3) million, or $(0.04) per diluted share, compared to net income attributable to common shareholders of $21.2 million, or $0.10 per diluted share, for the same period in 2019;
▪Funds from operations (FFO) attributable to common shareholders of $36.1 million, or $0.17 per diluted share, compared to $55.2 million, or $0.26 per diluted share, for the same period in 2019;
▪Operating funds from operations (Operating FFO) attributable to common shareholders of $36.1 million, or $0.17 per diluted share, compared to $55.8 million, or $0.26 per diluted share, for the same period in 2019; and
▪A $21.6 million decrease in lease income, equating to $0.10 per diluted share, compared to the same period in 2019, primarily driven by the impact on the Company’s business from the novel coronavirus (COVID-19) pandemic and, specifically, the $14.0 million aggregate increase in the Company’s allowance for doubtful accounts receivable.
For the six months ended June 30, 2020, the Company reported:
▪Net income attributable to common shareholders of $15.0 million, or $0.07 per diluted share, compared to $44.4 million, or $0.21 per diluted share, for the same period in 2019;
▪FFO attributable to common shareholders of $98.6 million, or $0.46 per diluted share, compared to $112.9 million, or $0.53 per diluted share, for the same period in 2019;
▪Operating FFO attributable to common shareholders of $93.5 million, or $0.44 per diluted share, compared to $114.2 million, or $0.54 per diluted share, for the same period in 2019; and
▪A $25.7 million decrease in lease income, equating to $0.12 per diluted share, compared to the same period in 2019, primarily driven by the impact on the Company’s business from the COVID-19 pandemic during the second quarter of 2020.
OPERATING RESULTS
For the quarter ended June 30, 2020, the Company’s portfolio results were as follows:
▪22.2% decrease in same store net operating income (NOI) over the comparable period in 2019, primarily driven by the impact on the Company’s business from the COVID-19 pandemic;
▪Total same store portfolio occupancy: 93.6% at June 30, 2020, down 50 basis points from 94.1% at March 31, 2020 and up 130 basis points from 92.3% at June 30, 2019;
■ Retail Properties of America, Inc.
        T: 855.247.RPAI
         www.rpai.com 2021 Spring Road, Suite 200
        Oak Brook, IL 60523

▪Total same store portfolio percent leased, including leases signed but not commenced: 94.8% at June 30, 2020, down 50 basis points from 95.3% at March 31, 2020 and up 10 basis points from 94.7% at June 30, 2019;
▪Retail portfolio occupancy: 93.6% at June 30, 2020, down 50 basis points from 94.1% at March 31, 2020 and up 120 basis points from 92.4% at June 30, 2019;
▪Retail portfolio percent leased, including leases signed but not commenced: 94.9% at June 30, 2020, down 40 basis points from 95.3% at March 31, 2020 and up 20 basis points from 94.7% at June 30, 2019;
▪Total same store portfolio annualized base rent (ABR) per occupied square foot of $19.52 at June 30, 2020, down 0.3% from $19.58 ABR per occupied square foot at March 31, 2020 and up 1.3% from $19.27 ABR per occupied square foot at June 30, 2019;
▪323,000 square feet of retail leasing transactions comprised of 66 new and renewal leases; and
▪A blended re-leasing spread of positive 0.7%, comprised of comparable cash leasing spreads of positive 5.6% on renewal leases and negative (17.9)% on new leases. The Company’s signing of an essential retail anchor tenant to backfill vacant space left from a recent non-essential retailer bankruptcy negatively impacted spreads on comparable new leases during the quarter.
For the six months ended June 30, 2020, the Company’s portfolio results were as follows:
▪10.5% decrease in same store NOI over the comparable period in 2019;
▪608,000 square feet of retail leasing transactions comprised of 148 new and renewal leases; and
▪A blended re-leasing spread of positive 2.6%, comprised of comparable cash leasing spreads of positive 5.3% on renewal leases and negative (9.2)% on new leases.
“Our team worked incredibly hard during the quarter supporting our tenants and addressing rent concession requests with productive results,” stated Steve Grimes, chief executive officer. “As we look to the second half of the year, we remain encouraged by the resiliency of our team and high-quality portfolio, as evidenced by the positive trajectory of our monthly cash collections and tenant reopening activity.”
COVID-19 UPDATE
During the quarter, the COVID-19 pandemic adversely impacted the Company’s business as many tenants, faced with reduced customer traffic and revenue as a result of governmental and social mandates related to the pandemic, announced temporary closures of their stores or modifications of their operations and requested lease concessions. Other tenants, many of which operate businesses considered to be essential, remained open and continued to operate. It is possible that public health officials and governmental authorities in the markets in which the Company operates may impose additional restrictions in an effort to slow the spread of COVID-19 or may relax or revoke existing restrictions too quickly, which could, in either case, exacerbate the severity of the adverse impacts on the economy and the Company’s business. The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact of COVID-19 on the Company’s business.
The Company’s portfolio square footage was 92% open as of July 31, 2020, up from the previously reported 90% as of July 2, 2020 and 79% as of May 29, 2020. The Company continues to assist tenants’ efforts to operate safely and effectively in the current environment through the implementation of curbside pickup, as well as social media campaigns, onsite signage, and expansion of outdoor dining capacity. The Company continues to see a correlation between tenant open status and rent collection.

As of July 27, 2020, the Company has collected 71.4% of July rent, which is ahead of the daily collection pace for June. As of July 27, 2020, the Company has collected 69.2% of April rent, 67.7% of May rent, 68.3% of June rent, aggregating to 68.4% of second quarter rent, all of which are up from the previously reported totals of 67.4%, 63.7%, 64.7%, and 65.3% as of June 30, 2020, respectively. The Company’s portfolio ABR benefits from a composition of 37% from essential uses and office, including 8% from grocery/warehouse clubs as well as 7% from office tenants generally located in suburban locations above the Company’s first floor retail footprint.
The Company continues to negotiate and sign lease amendments with many tenants in the wake of the adverse impacts of the COVID-19 pandemic. Regarding the 31.6% of billed second quarter 2020 rent not received as of July 27, 2020, the Company has applied security deposits representing 2.5% of total billed second quarter rent and has signed lease amendments representing another 4.4% of total billed second quarter rent with an additional 10.6% agreed in principle with tenants, pending finalization, aggregating to 85.9% of billed second quarter 2020 rent addressed. Regarding the 28.6% of billed July 2020 rent not yet received as of July 27, 2020, the Company has signed lease amendments representing another 5.0% and has agreed in principle with tenants, pending finalization, for another 8.1%, aggregating to 84.5% of billed July 2020 rent addressed; however, the Company can make no assurances that the portion agreed in principle for the billed second quarter 2020 rent and billed July 2020 rent ultimately will be signed on the terms negotiated or at all.
For the second quarter of 2020, primarily due to the negative economic impact caused by the COVID-19 pandemic, the Company increased its allowance for doubtful accounts receivable by $14.0 million, comprised of (i) an increase in its allowance against billed accounts receivable of $12.4 million and (ii) an increase in its allowance against straight-line rent receivables of $1.6 million. In addition, the Company recognized COVID-19-related negative adjustments to lease income totaling $7.1 million, primarily consisting of uncollected amounts from cash-basis tenants.
BALANCE SHEET AND CAPITAL MARKETS ACTIVITY
During the quarter, the Company repaid substantial amounts on its $850.0 million unsecured revolving line of credit (revolver), which was nearly fully drawn on March 31, 2020. As of June 30, 2020, the Company had $135.0 million outstanding on the revolver and $714.7 million in revolver availability. Combined with cash and cash equivalents of $12.6 million, the Company had $727.3 million in total available liquidity as of June 30, 2020 and no debt maturities for the remainder of 2020.
In total, the Company had $1.7 billion of gross consolidated indebtedness with a weighted average contractual interest rate of 3.74% and a weighted average maturity of 4.1 years as of June 30, 2020. The Company continues to benefit from substantial headroom relative to its debt covenants, including a debt service coverage ratio of 4.0x, well in excess of the 1.5x requirement under its debt agreements.
Subsequent to quarter end, the Company issued an additional $100.0 million aggregate principal amount of its 4.00% senior unsecured notes due 2025 (the Notes) in an underwritten public offering. The Notes were issued at 99.010% of par value plus accrued and unpaid interest from March 15, 2020 through July 20, 2020. The Notes will mature on March 15, 2025, unless earlier redeemed. The Notes constitute a further issuance of, and form a single series with, the Company’s previously issued 4.00% senior unsecured notes due 2025, $250.0 million of which were previously outstanding. The post-offering $350.0 million aggregate principal amount outstanding enables the Notes to be eligible for index inclusion. The Company used the net proceeds from the sale of the Notes for the repayment of outstanding borrowings under its $850.0 million revolver and for general corporate purposes.
DIVIDEND
As previously announced, in order to preserve and enhance liquidity and capital positioning, the Company’s board of directors temporarily suspended future quarterly dividend payments on the Company’s outstanding Class A common stock. The Company’s board of directors will continue to evaluate dividend declaration decisions quarterly and consider REIT taxable income distribution requirements in these deliberations. Year to date, including dividends paid in January 2020 and April 2020, the Company has paid $70.9 million in aggregate dividends.
INVESTMENT ACTIVITY
Expansions and Redevelopments
The Company continues to make progress on the execution of its active expansion and redevelopment projects.
Active Projects
One Loudoun Downtown
During the quarter, the Company and KETTLER, its joint venture partner for the multi-family component of the mixed-use expansion of Pads G & H at its One Loudoun Downtown multi-tenant retail operating property, finished frame construction work on Pad G, as well as completed concrete construction work and initiated wood frame construction work on Pad H. Additionally, during the quarter, the Company awarded JLL with the assignment for leasing the office component of Pad G of this mixed-use project, branded One Endicott. In the aggregate, this expansion project, located in the Washington, D.C. metropolitan statistical area (MSA), consists of up to 70,000 square feet of retail and office commercial space and 378 one- and two-bedroom multi-family rental units, which will become One Loudoun’s first apartment community, Vyne, which is anticipated to open in late spring 2021. The expansion project complements and enhances the Company’s approximately 469,000 square foot mixed-use community anchor asset, One Loudoun Downtown, which boasted retail occupancy of 95.4% and office occupancy of 95.1% as of June 30, 2020.
Circle East
During the quarter, the Company signed several letters of intent with leading national retailers for in-line space at its 80,000 square foot Circle East mixed-use project located in Towson, MD within the Baltimore MSA. The Company also began build-out for the previously announced Shake Shack anchor site and expects to begin build-out for the previously announced Ethan Allen anchor site during the third quarter of 2020.
Other Projects
During the quarter, the Company advanced construction work for the site and building reconfiguration at The Shoppes at Quarterfield as well as the single-tenant pad development at Southlake Town Square.
WEBCAST AND CONFERENCE CALL INFORMATION
The Company’s management team will hold a webcast on Wednesday, August 5, 2020 at 11:00 AM (ET), to discuss its quarterly financial results and operating performance, as well as business highlights and outlook. In addition, the Company may discuss business and financial developments and trends and other matters affecting the Company, some of which may not have been previously disclosed.

A live webcast will be available online on the Company’s website at www.rpai.com in the INVEST section. A replay of the webcast will be available. To listen to the replay, please go to www.rpai.com in the INVEST section of the website and follow the instructions.
The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. Please dial in at least ten minutes prior to the start of the call to register. A replay of the call will be available from 2:00 PM (ET) on August 5, 2020 until midnight (ET) on August 19, 2020. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers and entering pin number 13704200.
SUPPLEMENTAL INFORMATION
The Company has posted supplemental financial and operating information and other data in the INVEST section of its website.
ABOUT RPAI
Retail Properties of America, Inc. is a REIT that owns and operates high quality, strategically located open-air shopping centers, including properties with a mixed-use component. As of June 30, 2020, the Company owned 102 retail operating properties in the United States representing 20.0 million square feet. The Company is publicly traded on the New York Stock Exchange under the ticker symbol RPAI. Additional information about the Company is available at www.rpai.com.
SAFE HARBOR LANGUAGE
The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “intends,” “plans,” “estimates” or “anticipates” and variations of such words or similar expressions or the negative of such words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic, business and financial conditions, and changes in the Company’s industry and changes in the real estate markets in particular, economic and other developments in markets where the Company has a high concentration of properties, the Company’s business strategy, the Company’s projected operating results, rental rates and/or vacancy rates, frequency and magnitude of defaults on, early terminations of or non-renewal of leases by tenants, bankruptcy, insolvency or general downturn in the business of a major tenant or a significant number of smaller tenants, adverse impact of e-commerce developments and shifting consumer retail behavior on tenants, interest rates or operating costs, the discontinuation of London Interbank Offered Rate (LIBOR), real estate and zoning laws and changes in real property tax rates, real estate valuations, the Company’s leverage, the Company’s ability to generate sufficient cash flows to service outstanding indebtedness and make distributions to shareholders, changes in the dividend policy for the Company’s Class A common stock and its ability to resume the payment of dividends at past levels, the Company’s ability to obtain necessary outside financing, the availability, terms and deployment of capital, general volatility of the capital and credit markets and the market price of the Company’s Class A common stock, risks generally associated with real estate acquisitions and dispositions, including the Company’s ability to identify and pursue acquisition and disposition opportunities, risks generally associated with redevelopment, including the impact of construction delays and cost overruns and related impact on the Company’s estimated investments in such redevelopment, the Company’s ability to lease redeveloped space, the Company’s ability to identify and pursue redevelopment opportunities and the risk that it takes longer than expected for development assets to stabilize or that the Company does not achieve its estimated returns on such investments, the Company’s ability to enter into new leases or renew leases on favorable terms, pandemics or other public health crises, such as the COVID-19 pandemic, and the related impact on (i) the Company’s ability to manage its properties, finance its operations and perform necessary administrative and reporting functions and (ii) the ability of the Company’s tenants to operate their businesses, generate sales and meet their financial obligations, including the obligation to pay rent and other charges as specified in their leases, the Company’s ability to create long-term shareholder value, regulatory changes and other risk factors, including those detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors,” which you should interpret as heightened as a result of the numerous and ongoing adverse impacts of COVID-19. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
As defined by the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, Funds From Operations (FFO) means net income computed in accordance with generally accepted accounting principles (GAAP), excluding (i) depreciation and amortization related to real estate, (ii) gains from sales of real estate assets, (iii) gains and losses from change in control and (iv) impairment write-downs of real estate assets and investments in entities directly attributable to decreases in the value of real estate held by the entity. The Company has adopted the NAREIT definition in its computation of FFO attributable to common shareholders. The Company believes that, subject to the following limitations, FFO attributable to common shareholders provides a basis for comparing its performance and operations to those of other real estate investment trusts (REITs). The Company believes that FFO attributable to common shareholders, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess the operating performance of REITs. FFO attributable to common shareholders does not represent an alternative to (i) “Net income” or “Net income attributable to common shareholders” as an indicator of the Company’s financial performance, or (ii) “Cash flows from operating activities” in accordance with GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends.
The Company also reports Operating FFO attributable to common shareholders, which is defined as FFO attributable to common shareholders excluding the impact of discrete non-operating transactions and other events which the Company does not consider representative of the comparable operating results of its real estate operating portfolio, which is its core business platform. Specific examples of discrete non-operating transactions and other events include, but are not limited to, the impact on earnings from gains or losses associated with the early extinguishment of debt or other liabilities, litigation involving the Company, including gains recognized as a result of settlement and costs to engage outside counsel related to litigation with former tenants, the impact on earnings from executive separation and the excess of redemption value over carrying value of preferred stock redemption, which are not otherwise adjusted in the Company’s calculation of FFO attributable to common shareholders. The Company believes that Operating FFO attributable to common shareholders, which is a supplemental non-GAAP financial measure, provides an additional and useful means to assess the operating performance of REITs. Operating FFO attributable to common shareholders does not represent an alternative to (i) “Net income” or “Net income attributable to common shareholders” as an indicator of the Company’s financial performance, or (ii) “Cash flows from operating activities” in accordance with GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends. Comparison of the Company’s presentation of Operating FFO attributable to common shareholders to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
The Company also reports Net Operating Income (NOI), which it defines as all revenues other than (i) straight-line rental income (non-cash), (ii) amortization of lease inducements, (iii) amortization of acquired above and below market lease intangibles and (iv) lease termination fee income, less real estate taxes and all operating expenses other than lease termination fee expense and non-cash ground rent expense, which is comprised of amortization of right-of-use lease assets and amortization of lease liabilities. NOI consists of Same Store NOI and NOI from Other Investment Properties. Same Store NOI represents NOI from the Company’s same store portfolio consisting of 101 retail operating properties acquired or placed in service and stabilized prior to January 1, 2019. NOI from Other Investment Properties represents NOI primarily from (i) properties acquired or placed in service during 2019 and 2020, (ii) the multi-family rental units at Plaza del Lago, a redevelopment project that was placed in service during 2019, (iii) Circle East, which is in active redevelopment, (iv) One Loudoun Downtown – Pads G & H, which are in active development, (v) Carillon, a redevelopment project where the Company halted plans for vertical construction during the three months ended March 31, 2020 in response to current macroeconomic conditions due to the impact of the COVID-19 pandemic; however, as of June 30, 2020, the Company is actively completing site work preparation at the property in anticipation of potential future development at the site, (vi) properties that were sold or held for sale during 2019 and 2020, and (vii) the net income from the Company’s wholly-owned captive insurance company. The Company believes that NOI, Same Store NOI and NOI from Other Investment Properties, which are supplemental non-GAAP financial measures, provide an additional and useful operating perspective not immediately apparent from “Net income” or “Net income attributable to common shareholders” in accordance with GAAP. The Company uses these measures to evaluate its performance on a property-by-property basis because they allow management to evaluate the impact that factors such as lease structure, lease rates and tenant base have on the Company’s operating results. NOI, Same Store NOI and NOI from Other Investment Properties do not represent alternatives to “Net income” or “Net income attributable to common shareholders” in accordance with GAAP as indicators of the Company’s financial performance. Comparison of the Company’s presentation of NOI, Same Store NOI and NOI from Other Investment Properties to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.
CONTACT INFORMATION
Michael Gaiden
Vice President – Capital Markets and Investor Relations
Retail Properties of America, Inc.
(630) 634-4233

Retail Properties of America, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands, except par value amounts)
(unaudited)

	June 30, 2020	December 31, 2019
Assets
Investment properties:
Land	$1,075,551	$1,021,829
Building and other improvements	3,563,583	3,544,582
Developments in progress	146,502	113,353
	4,785,636	4,679,764
Less: accumulated depreciation	(1,449,947)	(1,383,274)
Net investment properties (includes $41,589 and $12,445 from consolidated variable interest entities, respectively)	3,335,689	3,296,490

Cash and cash equivalents	12,563	9,989
Accounts and notes receivable, net	87,927	73,832
Acquired lease intangible assets, net	74,386	79,832
Right-of-use lease assets	43,696	50,241
Other assets, net (includes $344 and $164 from consolidated variable interest entities, respectively)	67,151	75,978
Total assets	$3,621,412	$3,586,362

Liabilities and Equity
Liabilities:
Mortgages payable, net (includes unamortized discount of $(471) and $(493), respectively, and unamortized capitalized loan fees of $(224) and $(256), respectively)	$92,967	$94,155
Unsecured notes payable, net (includes unamortized discount of $(556) and $(616), respectively, and unamortized capitalized loan fees of $(2,876) and $(3,137), respectively)	796,568	796,247
Unsecured term loans, net (includes unamortized capitalized loan fees of $(3,008) and $(3,477), respectively)	716,992	716,523
Unsecured revolving line of credit	135,000	18,000
Accounts payable and accrued expenses	59,152	78,902
Distributions payable	—	35,387
Acquired lease intangible liabilities, net	65,248	63,578
Lease liabilities	85,602	91,129
Other liabilities (includes $4,752 and $1,707 from consolidated variable interest entities, respectively)	75,798	56,368
Total liabilities	2,027,327	1,950,289

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.001 par value, 475,000 shares authorized, 214,253 and 213,600 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	214	214
Additional paid-in capital	4,515,716	4,510,484
Accumulated distributions in excess of earnings	(2,886,387)	(2,865,933)
Accumulated other comprehensive loss	(39,176)	(12,288)
Total shareholders’ equity	1,590,367	1,632,477
Noncontrolling interests	3,718	3,596
Total equity	1,594,085	1,636,073
Total liabilities and equity	$3,621,412	$3,586,362

Retail Properties of America, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Lease income	$96,803	$118,449	$215,498	$241,152

Expenses:
Operating expenses	14,843	17,129	31,257	34,815
Real estate taxes	17,916	18,534	36,449	36,937
Depreciation and amortization	43,755	42,882	83,928	86,149
Provision for impairment of investment properties	—	—	346	—
General and administrative expenses	8,491	9,353	17,656	19,852
Total expenses	85,005	87,898	169,636	177,753

Other (expense) income:
Interest expense	(19,360)	(17,363)	(36,406)	(34,793)
Gain on sales of investment properties	—	8,454	—	16,903
Gain on litigation settlement	—	—	6,100	—
Other income (expense), net	215	(472)	(546)	(1,131)
Net (loss) income	(7,347)	21,170	15,010	44,378
Net income attributable to noncontrolling interests	—	—	—	—
Net (loss) income attributable to common shareholders	$(7,347)	$21,170	$15,010	$44,378

(Loss) earnings per common share – basic and diluted:
Net (loss) income per common share attributable to common shareholders	$(0.04)	$0.10	$0.07	$0.21

Weighted average number of common shares outstanding – basic	213,337	212,951	213,276	212,900

Weighted average number of common shares outstanding – diluted	213,337	213,090	213,276	213,156

Retail Properties of America, Inc.
Reconciliation of Non-GAAP Financial Measures
(amounts in thousands, except per share amounts)
(unaudited)

Funds From Operations (FFO) Attributable to Common Shareholders and
Operating FFO Attributable to Common Shareholders

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net (loss) income attributable to common shareholders	$(7,347)	$21,170	$15,010	$44,378
Depreciation and amortization of real estate	43,422	42,531	83,260	85,444
Provision for impairment of investment properties	—	—	346	—
Gain on sales of investment properties	—	(8,454)	—	(16,903)
FFO attributable to common shareholders	$36,075	$55,247	$98,616	$112,919

FFO attributable to common shareholders per common share outstanding – diluted	$0.17	$0.26	$0.46	$0.53

FFO attributable to common shareholders	$36,075	$55,247	$98,616	$112,919
Gain on litigation settlement	—	—	(6,100)	—
Other (a)	—	569	1,011	1,280
Operating FFO attributable to common shareholders	$36,075	$55,816	$93,527	$114,199

Operating FFO attributable to common shareholders per common share outstanding – diluted	$0.17	$0.26	$0.44	$0.54

Weighted average number of common shares outstanding – diluted	213,337	213,090	213,276	213,156

(a)Primarily consists of the impact on earnings from litigation involving the Company, including costs to engage outside counsel related to litigation with former tenants, which is included within “Other income (expense), net” in the condensed consolidated statements of operations.

Retail Properties of America, Inc.
Reconciliation of Non-GAAP Financial Measures (continued)
(amounts in thousands)
(unaudited)

Reconciliation of Net (Loss) Income Attributable to Common Shareholders to Same Store NOI

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net (loss) income attributable to common shareholders	$(7,347)	$21,170	$15,010	$44,378
Adjustments to reconcile to Same Store NOI:
Gain on sales of investment properties	—	(8,454)	—	(16,903)
Gain on litigation settlement	—	—	(6,100)	—
Depreciation and amortization	43,755	42,882	83,928	86,149
Provision for impairment of investment properties	—	—	346	—
General and administrative expenses	8,491	9,353	17,656	19,852
Interest expense	19,360	17,363	36,406	34,793
Straight-line rental income, net	1,284	(616)	943	(2,116)
Amortization of acquired above and below market lease intangibles, net	(1,796)	(711)	(2,772)	(3,045)
Amortization of lease inducements	453	319	872	615
Lease termination fees, net	(252)	(232)	(376)	(1,420)
Non-cash ground rent expense, net	212	332	545	690
Other (income) expense, net	(215)	472	546	1,131
NOI	63,945	81,878	147,004	164,124
NOI from Other Investment Properties	(1,241)	(1,280)	(2,559)	(2,764)
Same Store NOI	$62,704	$80,598	$144,445	$161,360